EXHIBIT 10.5.4

FOURTH AMENDMENT TO

MORTGAGE PARTNERSHIP FINANCE®

SERVICES AGREEMENT

THIS FOURTH AMENDMENT TO SERVICES AGREEMENT (the “Amendment”) is made as of the 1st day of October, 2003, between the FEDERAL HOME LOAN BANK OF CHICAGO (the “MPF® Provider”) and the FEDERAL HOME LOAN BANK OF PITTSBURGH (the “Pittsburgh Bank”).

RECITALS:

WHEREAS, the Pittsburgh Bank and the MPF Provider have previously entered into that certain MORTGAGE PARTNERSHIP FINANCE Services Agreement dated as of April 30,1999, and amended by a First Amendment dated May 8, 2000, a Second Amendment dated May 19, 2000, Third Amendment dated February 1, 2001, and two supplemental letters dated May 16, 2000 and August 21, 2000 (together, the “Agreement”) pursuant to which the parties agreed, among other things, to make the MORTGAGE PARTNERSHIP FINANCE Program available to members of the Pittsburgh Bank; and

WHEREAS, the Pittsburgh Bank has requested that the MPF Provider make a lump sum payment of the Participation Fees payable by the MPF Provider under Section 2.4 of the Agreement, and the MPF Provider is willing to do so. Any capitalized terms not defined in this Amendment shall have the meaning assigned to them in the Agreement, which includes those terms defined in the PFI Agreement and the Guides and by reference included in the Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants contained herein and in the Agreement, the parties here agree as follows:

1. The MPF Provider hereby agrees to pay the Pittsburgh Bank the sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Settlement Amount”) on October 7, 2003 in full and final settlement of its obligation to pay the Regular Participation Fee previously provided in Section 2.4 (a) of the Agreement, and upon making the payment as provided in Section 2 of this Amendment, the MPF Provider shall be relieved of its obligation to pay any and all Regular Participation Fees and Additional Participation Fees under the terms of the Agreement. The parties agree that the Settlement Amount is the present value of the uncertain future Regular Participation Fee and uncertain future Additional Participation Fee that would otherwise have been payable under Section 2.4 of the Agreement.

2. Effective October 1, 2003, Section 2.4 of the Agreement is hereby deleted in its entirety and the following is hereby substituted in its place:

2.4. Participation Fees.

On October 7, 2003, the MPF Provider shall pay the lump sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) to the Pittsburgh Bank which amount is the present value of the uncertain future monthly Regular Participation Fee and Additional Participation Fee previously required under Section 2.4 of the Agreement, by crediting the Pittsburgh Bank’s Clearing Account.

3. Except for the amendments contained in this Amendment, the Agreement remains unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

FEDERAL HOME LOAN BANK OF CHICAGO		FEDERAL HOME LOAN BANK OF PITTSBURGH

By:	/s/ Kenneth L. Gould	By:	/s/ William G. Batz
	Kenneth L. Gould	Name:	William G. Batz
	Executive Vice President	Title:	C.O.O

		By:	/s/ Craig C. Howie
		Name:	Craig C. Howie
		Title:	C.C.O

MORTGAGE PARTNERSHIP FINANCE® and MPR® are registered trademarks of the Federal Home Loan Bank of Chicago.